Exhibit 5.1

May 5, 2010

IntercontinentalExchange, Inc.,

    2100 RiverEdge Parkway, Suite 500,

        Atlanta, GA 30328.

Ladies and Gentlemen:

We are acting as counsel to IntercontinentalExchange, Inc., a Delaware corporation (the “Company”), in connection with the filing today by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities of the Company: (i) senior and subordinated debt securities of the Company (the “Debt Securities”) and (ii) shares of common stock of the Company, par value $0.01 per share (the “Common Shares”), including those initially issuable upon conversion, exercise or exchange of any Debt Securities that are convertible into, or exercisable or exchangeable for, Common Shares. The Debt Securities and the Common Shares are collectively referred to as the “Securities”.

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Board of Directors of the Company (the “Company Resolutions”), authorizing the issuance of the Securities, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) Debt Securities. When the Registration Statement has become effective under the Act, when an indenture relating to the Debt Securities has been duly authorized, executed and delivered, when the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and when such Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Company Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) Common Shares. When the Registration Statement has become effective under the Act, when the terms of the Common Shares and of their issuance and sale have been duly established in conformity with the Company’s certificate of incorporation and when the Common Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Company Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and nonassessable. The Common Shares covered by the opinion in this paragraph include any Common Shares issuable upon conversion, exercise or exchange of any Debt Securities that are convertible into, or exercisable or exchangeable for, Common Shares.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. For purposes of this opinion, we have, with your approval, assumed that the trustee to be appointed will be eligible to act under the Trust Indenture Act of 1939, as amended, and will continue to be eligible.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP